FOR IMMEDIATE RELEASE:                                 CONTACT:

VALHI, INC.                                            BOBBY D. O'BRIEN
THREE LINCOLN CENTRE                                   VICE PRESIDENT
5430 LBJ FREEWAY , SUITE 1700                          (972) 233-1700
DALLAS, TEXAS  75240-2697
(972) 233-1700

                    VALHI ANNOUNCES SALE OF SYBRA OPERATIONS

     Dallas, Texas   May 1, 1997   Valhi, Inc. (NYSE:  VHI) announced that it
had completed the sale of its fast food operations conducted by Sybra, Inc., a former wholly owned subsidiary of Valcor, Inc., which is a wholly owned subsidiary of Valhi.

     The sale occurred in two separate concurrent transactions. The first transaction involved the sale of certain restaurant properties owned by Sybra to U.S. Restaurant Properties Master L.P. (NYSE: USV), a Delaware limited partnership, for $45 million in cash consideration. The second transaction involved Valcor's sale of 100% of the stock of Sybra to I.C.H. Corporation (OTC:
ICHD), a Delaware corporation, for $14 million cash consideration plus I.C.H.' s repayment of approximately $23.8 million of intercompany indebtedness that Sybra owed to Valcor. Valcor holds substantially all of the net proceeds. Under certain conditions, I.C.H. is obligated to pay an additional contingent consideration of approximately $2 million to Valcor in the future.

     As part of the transaction, Valhi purchased 222,222 units of U.S. Restaurant Properties from U.S. Restaurant Properties for $6 million.

     Valhi is engaged in the chemicals, component products and waste management industries.


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